EXHIBIT 15

October 23, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated October 22, 2009 on our review of interim financial information of Honeywell International Inc. (the “Company”) for the three and nine month periods ended September 30, 2009 and 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 is incorporated by reference in its Registration Statements on Form S-3 (No. 033-55425, 333-22355, 333-101455 and 333-141013), Form S-8 (No. 033-51455, 033-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-49280, 333-57868, 333-105065, 333-108461, 333-136083, 333-136086, 333-146932 and 333-148995) and on Form S-4 (No. 333-82049).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
October 22, 2009